Exhibit 23.4
CONSENT OF EXPERT
          We consent to the incorporation by reference in this Registration Statement of ArvinMeritor, Inc. (“ArvinMeritor”) on Form S-3 of the references to our firm and to our reports with respect to estimation of the liability for pending and reasonably estimable unasserted future asbestos-related claims, which are included or incorporated by reference in the Annual Report on Form 10-K of ArvinMeritor for the fiscal year ended September 27, 2009 (as amended) under the headings “Item 3. Legal Proceedings”, “Item 7. Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and “Item 8. Financial Statements and Supplementary Data”.

BATES WHITE LLC
By:	/s/ Charles E. Bates
Charles E. Bates, Ph.D.
Chairman

Date: November 19, 2009